Exhibit 99.1

HACKENSACK, NJ,  December 21, 2010 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the year and three-months ended October 31, 2010. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Year Ended October 31, 2010	Three Months Ended October 31, 2010
* Net Income Per Share-Basic:	$0.64	$0.11
* Dividends Per Share:	$1.20	$0.30
* FFO Per Share-Basic:	$1.28	$0.17
* FFO Payout:	93.8%	176.5%
* Average Residential Occupancy:	94.3%	94.3%
* Average Commercial Occupancy:	89.8%	89.6%

RESULTS OF OPERATIONS
Real Estate revenue for the year ended October 31, 2010 (“Fiscal 2010”) increased 3.8% to $44,053,000 compared to $42,422,000 for the year ended October 31, 2009 (“Fiscal 2009”). Real Estate revenue for the three months ended October 31, 2010 (“Current Quarter”) increased 3.6% to $10,997,000 compared to $10,619,000 for the three months ended October 31, 2009 (“Prior Year’s Quarter”).

Net income attributable to common equity (“Net Income-Common Equity”) for Fiscal 2010 was $4,411,000 ($0.64 per share basic) compared to $5,552,000 ($0.80 per share basic) for Fiscal 2009. Net Income-Common Equity for the Current Quarter was $733,000 ($0.11 per share basic) compared to $1,372,000 ($0.20 per share basic) for the Prior Year’s Quarter. Included in interest expense for Fiscal 2010 and the Current Quarter was a $2.1 million prepayment penalty related to the early extinguishment of debt and the subsequent debt refinancing at the property owned by Westwood Hills, LLC (FREIT’s 40% owned subsidiary). The impact of the prepayment penalty on Net Income-Common Equity for both Fiscal 2010 and the Current Quarter is $840,000 ($0.12 per share basic). The refinancing adds to FREIT’s cash reserves by $2.2 million, reduces interest expense on the new loan from 6.6% (weighted-average) to 4.62%, and extends the maturity of the loan 7 years (See Liquidity & Refinancing below for further information on this refinancing.) The schedule below provides a detailed analysis of the major changes that impacted Net Income-Common Equity for year and three months ended October 31, 2010 and 2009:

	Year Ended October 31,			Three Months Ended October 31,
	2010	2009	Change	2010	2009	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$24,923	$23,333	$1,590	$6,166	$5,967	$199
Residential properties	19,130	19,089	41	4,831	4,652	179
Total real estate revenues	44,053	42,422	1,631	10,997	10,619	378

Operating expenses:
Real estate operations	18,607	17,600	1,007	4,369	4,407	(38)
General and administrative	1,567	1,652	(85)	334	323	11
Depreciation	6,053	5,870	183	1,497	1,463	34
Total operating expenses	26,227	25,122	1,105	6,200	6,193	7

Operating income	17,826	17,300	526	4,797	4,426	371

Investment income	122	221	(99)	27	51	(24)

Financing costs	(13,817)	(10,848)	(2,969)	(5,114)	(2,797)	(2,317)
Net income	4,131	6,673	(2,542)	(290)	1,680	(1,970)
Net income attributable to noncontrolling interests (formerly referred to as minority interests)	280	(1,121)	1,401	1,023	(308)	1,331
Net income attributable to common equity	$4,411	$5,552	$(1,141)	$733	$1,372	$(639)

Earnings per share-basic (attributable to common equity)	$0.64	$0.80	$(0.16)	$0.11	$0.20	$(0.09)

Weighted average shares outstanding	6,942	6,944		6,942	6,942

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income-common equity for Fiscal 2010 and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Year Ended				Year Ended				Year Ended
	October 31,		Increase (Decrease)		October 31,		Increase (Decrease)		October 31,
	2010	2009	$	%	2010	2009	$	%	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Rental income	$18,634	$17,687	$947	5.4%	$18,872	$18,781	$91	0.5%	$37,506	$36,468
Reimbursements	5,923	5,247	676	12.9%	-	-	-		5,923	5,247
Other	156	196	(40)	-20.4%	258	308	(50)	-16.2%	414	504
Total revenue	24,713	23,130	1,583	6.8%	19,130	19,089	41	0.2%	43,843	42,219

Operating expenses	9,702	9,219	483	5.2%	8,905	8,381	524	6.3%	18,607	17,600
Net operating income	$15,011	$13,911	$1,100	7.9%	$10,225	$10,708	$(483)	-4.5%	25,236	24,619
Average
Occupancy %	89.8%	89.3%		0.5%	94.3%	92.8%		1.5%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					240	238
				Amortization of acquired leases					(30)	(35)
				Investment income					122	221
				General and administrative expenses					(1,567)	(1,652)
				Depreciation					(6,053)	(5,870)
				Financing costs					(13,817)	(10,848)
				Net income					4,131	6,673
				Net income attributable to noncontrolling interests					280	(1,121)
				Net income attributable to common equity					$4,411	$5,552

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	October 31,		Increase (Decreasee)		October 31,		Increase (Decrease)		October 31,
	2010	2009	$	%	2010	2009	$	%	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Rental income	$4,593	$4,579	$14	0.3%	$4,747	$4,584	$163	3.6%	$9,340	$9,163
Reimbursements	1,465	1,278	187	14.6%	-	-	-		1,465	1,278
Other	38	43	(5)	-11.6%	84	68	16	23.5%	122	111
Total revenue	6,096	5,900	196	3.3%	4,831	4,652	179	3.8%	10,927	10,552

Operating expenses	2,365	2,404	(39)	-1.6%	2,004	2,003	1	0.0%	4,369	4,407
Net operating income	$3,731	$3,496	$235	6.7%	$2,827	$2,649	$178	6.7%	6,558	6,145
Average
Occupancy %	89.6%	89.6%		0.0%	94.3%	92.0%		2.3%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					78	75
				Amortization of acquired leases					(8)	(8)
				Investment income					27	51
				General and administrative expenses					(334)	(323)
				Depreciation					(1,497)	(1,463)
				Financing costs					(5,114)	(2,797)
				Net income					(290)	1,680
				Net income attributable to noncontrolling interests					1,023	(308)
				Net income attributable to common equity					$733	$1,372

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

Total revenue and NOI from FREIT’s commercial segment for Fiscal 2010 increased by 6.8% and 7.9%, respectively, over Fiscal 2009. The primary reasons for the increase in total revenue and NOI were higher base rental income, primarily at the Damascus Center, a $250,000 lease termination fee related to a tenant at the Rotunda shopping center, and a percentage rent payment of $123,000 relating to a tenant coming off of a percentage rent holiday. For the Current Quarter, total revenue and NOI increased by 3.3% and 6.7%, respectively, over the Prior Year’s Quarter, which was primarily attributable to higher base rental income, and higher reimbursable operating expenses over last year.

The U.S. economy has recovered from the recession, but at a recovery rate much slower than anticipated. Retail sales over the past year have posted slight gains, although among retailers, results have been mixed. The biggest problem in our areas of operations continues to be unemployment, renewing consumers’ concerns about their jobs, resulting in reluctance to increase spending. To date, our tenant fall-out has been minor, as average occupancy (exclusive of the Damascus Center, which is undergoing a major redevelopment project) for both Fiscal 2010 and the Current Quarter was 94.4%, a decrease of 1.0% from last year’s comparable periods. However, we may experience additional fall-out if the pace of the economic recovery slows down any further, or stalls.

On July 7, 2010, FREIT’s Board of Trustees authorized management to pursue a sale of the Westridge Square Shopping Center located in Frederick, Maryland. The decision to sell the property (acquired in 1992) was based on the Board’s desire to re-deploy the net proceeds of the sale to real estate assets in other areas of FREIT’s operations. It is the intention of the Board to structure the sale as a like-kind exchange (Internal Revenue Code Sec.1031), in order to defer the taxable income on the expected gain. The property is being actively marketed for sale. Due to current conditions in the commercial real estate market, it is not possible for management to estimate when the sale of the property will occur.

RESIDENTIAL SEGMENT
Total revenue from FREIT’s residential segment for Fiscal 2010 reported a slight increase of 0.2% over Fiscal 2009, whereas NOI for Fiscal 2010 decreased by 4.5% from last year’s comparable period. Despite the increase in total revenue, higher than normal unemployment in our areas of operation over the past year, compounded by losses approximating $260,000 resulting from recent storm damage costs at the Pierre Towers apartment complex, and overall higher operating costs, particularly utility costs caused by the colder winter this year, were the primary reasons for the decrease in NOI. On a positive note, total revenue and NOI for the Current Quarter increased by 3.8% and 6.7%, respectively, over the Prior Year’s Quarter. The positive operating results for the Current Quarter reflect the upward movement of occupancy and rents during the current fiscal year, as evidenced by average occupancy for Fiscal 2010 and Current Quarter increasing by 1.5% and 2.3%, respectively, over last year’s comparable periods.

LIQUIDITY & REFINANCING
On October 20, 2010, Westwood Hills, LLC refinanced the mortgage loans secured by its Westwood Hills apartment property in Westwood, N.J., with a new mortgage for $23.5 million. The new mortgage bears interest at 4.62%, and is due November 1, 2020. The refinanced mortgages had outstanding principal balances that aggregated approximately $15.4 million at a weighted average interest rate of 6.6%, and were due December 31, 2013. Due to the early extinguishment of the original debt, prepayment penalties of approximately $2.1 million were incurred, and reported as interest expense in the Current Quarter. After closing costs, Westwood Hills netted approximately $5.6 million from this refinancing. The refinancing adds to FREIT’s cash reserves by $2.2 million, extends the maturity of the loan 7 years, and despite the increase in loan amount, the monthly debt service will decrease slightly as a result of the lower interest rate on the new loan.

FUNDS FROM OPERATIONS (“FFO”):
Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Year Ended October 31,			Three Months Ended October 31,
	2010		2009	2010	2009
	($ in thousands)			($ in thousands)

Net income	$4,131		$6,673	$(290)	$1,680
Depreciation	6,053		5,870	1,497	1,463
Amortization of deferred mortgage costs	329		239	162	65
Deferred rents (Straight lining)	(240)		(238)	(78)	(75)
Amortization of acquired leases	30		35	8	8
Capital Improvements - Apartments	(363)		(204)	(109)	(61)
Distributions from operations to noncontrolling interests	(1,022	) *	(926)	-	(106)
FFO	$8,918		$11,449	$1,190	$2,974

FFO Per Share-Basic	$1.28		$1.65	$0.17	$0.43

Weighted Average Shares Outstanding	6,942		6,944	6,942	6,942

* Excludes $3,360,000 of distributions to noncontrolling interests arising from proceeds related to a mortgage refinancing.

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS
The 4th quarter dividend of $0.30 per share was paid on December 15, 2010 to shareholders of record on December 1, 2010.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $245 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com

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